First Federal of Northern Michigan Bancorp, Inc. 8-K

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

April 24, 2015

Contact:	Michael W. Mahler
Chief Executive Officer
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES FIRST QUARTER 2015 RESULTS

Alpena, Michigan - (April 24, 2015) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net earnings of $356,000, or $0.10 per basic and diluted share, for the quarter ended March 31, 2015 compared to consolidated net earnings of $221,000, or $0.08 per basic and diluted share, for the quarter ended March 31, 2014. Annualized return on average assets was 0.42% and return on average equity was 4.58% for the first quarter of 2015 compared to 0.42% and 3.73%, respectively for the prior year period.

The Company’s results for the quarter ended March 31, 2015 include:

  Quarter over quarter increase of $520,000 to net interest income.
  Provision for loan losses of $23,000 as compared to $16,000 for the prior year period.
  Quarter over quarter increase in the Company’s non-interest expense of $536,000, primarily resulting from additional staff and amortization of core deposit intangible assets following the merger in 2014.
  Increase of $14.6 million in the average balance of low cost core deposits during the first quarter of 2015.
  Book value per share at March 31, 2015 was $8.36 compared to $8.31 at March 31, 2014, primarily reflecting the Company’s improvement to earnings period over period and as a result of the recent merger.

When comparing our results for the three months ended March 31, 2015 to the three months ended December 31, 2014 net interest income remained unchanged at $2.3 million. Non-interest income decreased $79,000 to $494,000 for the quarter ended March 31, 2015 from $573,000 for the quarter ended December 31, 2014. This decrease is the primary result of $166,000 of additional bargain purchase gain recorded in the fourth quarter of 2014 offset by an increase of $91,000 in gain on sale of assets held for sale which was recorded in the first quarter of 2015. Our non-interest expenses decreased $151,000 to $2.4 million for the three months ended March 31, 2015 from $2.6 million for the three months ended December 31, 2014. The decrease is primarily related to a reduction of $121,000 in real estate owned expenses and a $23,000 reduction in advertising costs in the first quarter of 2015.

Michael W. Mahler, Chief Executive Officer of the Company, commented, “Our growth since the merger in 2014 has resulted in a 29% increase in net interest income and a 60% increase in net income period over period. While we are pleased with this growth, our strategic goal continues to be increasing our residential and commercial loan portfolios to continue the expansion of the Company. We are confident that our strategy will continue to provide earning growth and enhance value for our shareholders.”

Craig Kus, President and Chief Operating Officer of the Company, added, “While provision expense increased quarter over quarter, asset quality remains strong as demonstrated by a reduction in our Texas ratio to 14.90% from 17.06% as of December 31, 2014. This is also evident in our reduced levels of non-performing loans and net charge-offs as compared to the same period one year earlier.”

Asset Quality

Total nonperforming assets to total assets decreased to 1.32%, at March 31, 2015, from 1.52% at December 31, 2014 and 1.81% at March 31, 2014. The Company continues to closely monitor nonperforming assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers;
  Allowing borrowers to structure short-sales of properties, where appropriate and viable; securing judgments when feasible and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of	As of	As of
	March 31, 2015	December 31, 2014	March 31, 2014
Asset Quality Ratios
Non-performing assets to total assets	1.32%	1.52%	1.81%
Non-performing loans to total loans	0.84%	1.29%	1.43%
Allowance for loan losses to non-performing loans	105.19%	66.82%	74.34%
Allowance for loan losses to total loans	0.88%	0.86%	1.06%

Texas Ratio	14.90%	17.06%	16.09%
Classified Asset Ratio (2)	22.73%	22.98%	22.71%

Total non-performing loans (000's omitted)	$1,373	$2,139	$1,961
Total non-performing assets (000's omitted)	$4,460	$4,963	$3,899

(1) Texas Ratio is defined by management as total non-performing assets divided by tangible capital plus loan loss reserve.
(2) Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus reserves.

Financial Condition

Total assets of the Company at March 31, 2015 were $338.9 million, an increase of $13.0 million, or 4.0%, from $325.9 million at December 31, 2014. Securities available for sale increased $6.3 million, or 5.3%, to $126.3 million, while net loans receivable decreased $1.5 million, or 1.0%, to $162.1 million at March 31, 2015.

Deposits increased $14.7 million, or 5.4%, to $285.5 million at March 31, 2015 from December 31, 2014. FHLB advances decreased $2.1 million, or 9%, as proceeds from loan payments and payoffs, as well as cash on hand, were used to pay off maturing advances.

Stockholders’ equity increased $626,000, or 2.1%, to $31.2 million at March 31, 2015 from December 31, 2014. The increase was due primarily to net earnings for the three-month period of $356,000 and an increase of $345,000 in the unrealized gain on available-for-sale investment securities, offset by a dividend payment of $75,000. At March 31, 2015 First Federal of Northern Michigan remains “well-capitalized” for regulatory purposes, as shown in the table below.

2

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			Dollars in Thousands

Tier 1 (Core) capital (to adjusted assets)	$28,491	8.46%	$15,148	4.50%	$21,880	6.50%

Total risk-based capital (to risk-weighted assets)	$29,935	17.27%	$13,870	8.00%	$17,338	10.00%

Tier 1 risk-based capital (to risk weighted assets)	$28,491	16.43%	$10,403	6.00%	$13,870	8.00%

Tangible Capital (to tangible assets)	$28,491	8.46%	$6,732	2.00%	$6,732	2.00%

Results of Operations

Interest income increased to $2.6 million for the three months ended March 31, 2015 from $2.0 million for the year earlier period. The increase in interest income resulted primarily from:

  $8.4 million increase in average balances in our mortgage portfolio while the yield on these assets declined 44 basis points to 4.44% from 4.88%.
  $18.8 million increase in average balance in our non-mortgage portfolio and a 13 basis point increase in yield to 5.29% from 5.16%.
  $76.4 million in average balance increase in our available for sale investment portfolio while the yield on the portfolio declined 35 basis points to 1.78% from 2.13%.

Interest expense increased to $301,000 for the three months ended March 31, 2015 from $249,000 for the three months ended March 31, 2014. The increase in interest expense was due primarily to:

•	The cost of FHLB advances increasing 13 basis points to 1.20% from 1.07%;
•	The average balance of interest-bearing deposits increasing $73.2 million with the cost of these deposits decreasing 9 basis points to 0.46% from 0.55%.

The Company’s net interest margin decreased to 2.96% for the three-month period ended March 31, 2015 from 3.66% for the same period in 2014 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended March 31, 2015 was $23,000, as compared to $16,000 for the prior year period. During the quarter ended March 31, 2014 we experienced fewer loans requiring specific reserves along with lower level of charge-offs. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and other subjective factors.

Non-interest income increased to $494,000 for the quarter ended March 31, 2015 from $336,000 for the 2014 period. Income related to mortgage banking activities increased slightly for the three months ended March 31, 2015 when compared to the same period in 2014. In addition, we recorded a gain of $81,000 as the result of the sale of a former operations office during the three-month period ended March 31, 2015.

Non-interest expense increased $536,000 to $2.4 million for the 2015 period from $1.9 million for the three months ended March 31, 2014, as we saw increases in the following areas:

  $310,000 in total compensation and employee benefits, as a result of adding staff following the merger in 2014. With increases in the following categories:
    $180,000 in salaries,
    $54,000 in incentive compensation,
    $33,000 for health insurance and
    $22,000 related to payroll taxes.
  $44,000 in occupancy,
  $40,000 in service bureau,
  $31,000 in amortization of intangible assets,
  $45,000 in expenses related to troubled credits and real estate owned,
  Partially offsetting these increases was a decrease of $19,000 in professional service.
With the increases detailed above our efficiency ratio increased to 86.23% at March 31, 2015 from 84.97% for the prior year period.

During the quarters ended March 31, 2015 and March 31, 2014 the Company recorded no tax expense.

Selected Performance Ratios

	For the Three Months Ended March 31,
	2015	2014
Performance Ratios:
Net interest margin	2.96%	3.66%
Average interest rate spread	2.83%	3.57%
Return on average assets*	0.42%	0.42%
Return on average equity*	4.58%	3.73%
Efficiency ratio (1)	86.23%	84.97%
Dividend payout ratio (basic)	20.96%	26.04%

* Annualized
(1) Non-interest expense divided by net interest income plus non-interest income, excluding any gains or losses.

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First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet
(in thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	19,205	11,205
Overnight deposits with FHLB	307	267
Total cash and cash equivalents	19,512	11,472

Deposits held in other financial institutions	8,429	8,429
Securities available for sale	126,305	119,968
Securities held to maturity	790	790
Loans held for sale	413	88
Loans receivable, net of allowance for loan losses of $1,444,519 and
$1,429,492 as of March 31, 2015 and December 31, 2014, respectively	162,130	163,647
Foreclosed real estate and other repossessed assets	3,087	2,823
Federal Home Loan Bank stock, at cost	2,591	2,591
Premises and equipment	6,294	6,336
Assets held for sale	271	478
Accrued interest receivable	1,090	986
Intangible assets	1,226	1,286
Deferred tax asset	658	851
Originated mortgage servicing rights	671	710
Bank owned life insurance	4,759	4,727
Other assets	706	685

Total assets	$338,932	$325,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	285,472	270,734
Advances from borrowers for taxes and insurance	406	203
Advances from Federal Home Loan Bank	20,827	22,885
Accrued expenses and other liabilities	1,065	1,509

Total liabilities	307,770	295,331

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized 4,034,764 shares issued)	40	40
Additional paid-in capital	28,264	28,264
Retained earnings	5,046	4,765
Treasury stock at cost (307,750 shares)	(2,964)	(2,964)
Accumulated other comprehensive income	776	431

Total stockholders' equity	31,162	30,536

Total liabilities and stockholders' equity	$338,932	$325,867

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First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income and Comprehensive Income
(in thousands)	For the Three Months
	Ended March 31,
	2015	2014
	(Unaudited)
Interest income:
Interest and fees on loans	$2,004	$1,710
Interest and dividends on investments
Taxable	294	151
Tax-exempt	31	42
Interest on mortgage-backed securities	288	142
Total interest income	2,617	2,045

Interest expense:
Interest on deposits	235	187
Interest on borrowings	66	63
Total interest expense	301	249

Net interest income	2,316	1,796
Provision for loan losses	23	16
Net interest income after provision for loan losses	2,293	1,780

Non-interest income:
Service charges and other fees	218	181
Mortgage banking activities	101	96
Net income (loss) on sale of premises and equipment,
real estate owned and other repossessed assets	91	(5)
Other	84	64
Total non-interest income	494	336

Non-interest expense:
Compensation and employee benefits	1,419	1,109
FDIC Insurance Premiums	64	46
Advertising	44	28
Occupancy	280	236
Amortization of intangible assets	61	30
Service bureau charges	103	62
Professional services	110	129
Collection activity	63	18
Real estate owned and other repossessed assets	18	17
Other	269	220
Total non-interest expense	2,431	1,895

Income before income tax expense	356	221
Income tax expense	—	—

Net Income	$356	$221

Other Comprehensive Income:
Unrealized gain on investment securities - available for sale securities - net of tax	345	273
Reclassification adjustment for gains realized in earnings - net of tax	—	—

Comprehensive Income	$701	$494

Per share data:
Net Income per share
Basic	$0.10	$0.08

Weighted average number of shares outstanding
Basic	3,727,014	2,884,049
Including dilutive stock options	3,727,014	2,884,049
Dividends per common share	$0.02	$0.02

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Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.